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KIRBY CORPORATION
                                                         CONTACT:  STEVE HOLCOMB
                                                                   713-435-1135
FOR IMMEDIATE RELEASE
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                KIRBY CORPORATION 2005 FIRST QUARTER NET EARNINGS
                             TO EXCEED $.50 PER SHARE

     - 2005 FIRST QUARTER EARNINGS TO TOP $.50 PER SHARE, ABOVE PREVIOUS GUIDANCE OF $.42 TO $.48 PER SHARE, AND COMPARES WITH $.36 PER SHARE FOR THE 2004 FIRST QUARTER

     - RESULTS POSITIVELY IMPACTED BY STRONG BUSINESS LEVELS IN BOTH THE MARINE TRANSPORTATION AND DIESEL ENGINE SERVICES MARKETS, FAVORABLE OPERATING CONDITIONS IN MARCH AND CONTRACT RATE INCREASES

     - KIRBY TO ANNOUNCE 2005 FIRST QUARTER RESULTS ON WEDNESDAY, APRIL 27, 2005, WITH CONFERENCE CALL ON THURSDAY, APRIL 28, 2005

HOUSTON, TEXAS (APRIL 14, 2005) - Kirby Corporation ("Kirby") announced today that it expects its 2005 first quarter net earnings to exceed $.50 per share, above earnings guidance of $.42 to $.48 per share, and substantially above 2004 first quarter earnings of $.36 per share. Kirby will address the 2005 second quarter and year guidance when it announces its first quarter results on April 27, followed by its conference call on April 28, 2005.

Joe Pyne, Kirby's President and Chief Executive Officer, commented, "During January and February 2005, Kirby's strong petrochemical and black oil transportation markets were negatively impacted by poor navigational conditions, resulting in longer transit times and delays, and creating pent-up demand for movements. During March, navigational conditions improved significantly, allowing for better asset utilization, principally faster barge turnarounds and more efficient use of horsepower, in meeting delayed and current transportation requirements. Historically, first quarter navigational conditions do not begin to improve until late March or early April. Contract rate increases in the 2004 fourth quarter and 2005 first quarter, coupled with the January 1, 2005 escalators for labor and the producer price index on contracts over a year in duration, also positively impacted the first quarter. The diesel engine service segment was favorably affected by improved service work across the majority of its markets during the 2005 first quarter. We will be able to discuss in more detail the 2005 first quarter results and outlook for the second quarter and full year when we announce our results on April 27th, followed by our conference call on April 28th."


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Kirby  Corporation,  based  in  Houston,  Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and the number of acquisitions made by Kirby. A list of additional risk factors can be found in Kirby's annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


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